Ex. 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA  95032

Westinghouse Solar Expands Distribution Business into California

Company Streamlining Operations and Significantly Reducing Cash Flow Breakeven Revenue Level

LOS GATOS, CA September 10, 2010 – Akeena Solar, Inc. d/b/a Westinghouse Solar, (NASDAQ: WEST), today announced that it is expanding its distribution business to include sales in California, the largest solar market in the U.S.  To implement this distribution expansion, the company will exit its solar panel installation business in the state, focusing exclusively on its manufacturing and distribution business.  This move will position the company to sell its award-winning Westinghouse Solar Power Systems directly to dealers in California for the first time.

“Expanding our channels to include authorized dealers in California will accelerate the growth of our distribution business,” said Barry Cinnamon, chief executive officer of Westinghouse Solar. “California is the largest state in the country for solar products, accounting for approximately 50 percent of the U.S. market.  Westinghouse Solar panels are safer, more powerful, more reliable and easier to install than other products on the market today.  Our outreach to qualified solar installers in California begins immediately, making our panels available to more consumers in the state."

“As we transition to a distribution model in California and sign up new dealers, we will continue to focus on securing new distribution partnerships and adding dealers around the country,” Cinnamon said.  “We will honor all outstanding installation obligations, and in many cases expect to work with new Westinghouse Solar dealers to take over our remaining backlog of California installation projects.”

Since launching its distribution business in the second quarter of 2009, the company has built a network of more than 100 dealers across the United States and Canada, including solar installers, HVAC contractors, electricians and roofers.  It has also developed distribution partnerships with Lowe’s Home Improvement Stores, Highland Solar in Canada and Lennox International, a global leader in residential and commercial HVAC equipment.  Distribution revenue grew from $202,000 in the second quarter of 2009 to $2.2 million in the second quarter of 2010, a ten-fold increase.

“Our transition last year to a more scalable distribution model in other parts of the country made it increasingly clear that we can reach sustainable profitability more quickly by focusing exclusively on our lower overhead manufacturing and distribution businesses,” said Gary Effren, president of Westinghouse Solar.

As a result of its decision to exit the California installation business, the company will record a restructuring charge of approximately $2.5 million in the third quarter of 2010, primarily related to headcount reductions, equipment and inventory write offs, lease accelerations and write off of goodwill, the vast majority of which will be non-cash charges. The company also expects to incur transition expenses from its discontinued operations for the next two quarters, after which its quarterly cash operating expense run rate is expected to be approximately $1.5 million. This represents a reduction of over $3 million in quarterly cash operating expenses compared to levels during the first and second quarters of 2010.  Under this pure manufacturing and distribution business model, the company’s plan is to achieve cash flow breakeven at $9 million of quarterly revenue in mid-2011, with projected revenues for 2011 in the range of $25 to $30 million.

Forward-looking Statements

This press release includes statements that are not historical in nature, including statements related to revenue, profitability, cash flow, cash operating expenses, restructuring charges and product offerings in future periods, which constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, our additional capital financing requirements, our development of new products and the effectiveness, profitability, and marketability of such products, our ability to assert and protect our intellectual property rights, the impact of current, pending, or future legislation and regulation on our industry, the impact of competitive products or pricing, technological changes, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and we assume no obligation to update any such forward-looking statements.

About Akeena Solar, Inc. d/b/a Westinghouse Solar (Nasdaq:WEST)

Westinghouse Solar is a manufacturer and distributor of solar power systems. Award winning Westinghouse Solar panels provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

Company Contact:
Barry Cinnamon, CEO
Westinghouse Solar
(408) 402-9400
bcinnamon@westinghousesolar.com

Investor Relations Contact:
Stephanie Prince/ Jody Burfening
Lippert/Heilshorn & Associates
(212) 838-3777
sprince@lhai.com